FOR IMMEDIATE RELEASE
Contact: Sandra Mitchell
Vice President, Director of Corporate Communications
(860) 456-6509


SAVINGS INSTITUTE BANK & TRUST COMPANY ANNOUNCES NEW BRANCH LOCATION IN TOLLAND

Willimantic, CT (January 10, 2005) - William E. Anderson, Jr., Vice President of Retail Banking, announced today that Savings Institute Bank & Trust Company (the "Bank"), the wholly-owned subsidiary of SI Financial Group, Inc., plans to open it's 17th branch office at Meetinghouse Commons, Merrow Road, Tolland, CT during the 2nd quarter of 2005. The Bank recently announced the opening its 16th branch office at 1000-1006 Sullivan Avenue in South Windsor in July of 2005.

          The Tolland and South Windsor branches will fill a gap between the bank's fifteen offices, predominantly in Windham and New London counties, and its office in Enfield. The office will be located in a former Savings Bank of Manchester office, located less than a half-mile from a major parcel under development that will have a Big Y World Class Market as its anchor. The site was chosen largely for convenience and visibility.

         The office will have five teller stations, two drive-up teller lanes and a drive-up ATM machine to assure customer safety and convenience. Encompassing 2,870 square feet, the office will include a cafe style area for customers to have coffee, read financial material or watch financial reports on television. Customers will also have access to a self-service coin machine. As a further convenience, a commercial lender, a mortgage lender and a financial services consultant will be available in this office.

         Mr. Anderson said, "This move is part of the Bank's plan to expand its services and delivery system and another step towards establishing the Savings Institute Bank & Trust Company as eastern Connecticut's premier community bank."

         SI Financial Group, Inc. (NASDAQ:SIFI) is the parent company of Savings Institute Bank & Trust Company. Savings Institute Bank & Trust Company is headquartered in Willimantic, Connecticut with fourteen other branches in eastern Connecticut. The Bank is a full service community-oriented financial institution dedicated to serving the financial service needs of consumers and businesses within its market area."

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